UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 5, 2012

HALCÓN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 6700 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 5, 2012, a wholly owned subsidiary of Halcón Resources Corporation (the “Company”) entered into a purchase and sale agreement (the “Purchase Agreement”) with private oil and gas companies (collectively, “Sellers”) to acquire an operated interest in 16,365 net acres of oil and gas leasehold in East Texas that the Company believes is prospective in the Woodbine formation. Net daily production from the acreage is approximately 2,000 barrels of oil equivalent per day as of June 1, 2012. The initial purchase price consists of approximately $222.0 million in cash and the issuance of approximately 16.5 million shares of the Company’s common stock (the “Common Stock”). The purchase price is subject to customary adjustments and other closing conditions typical for a transaction of this type, including downward adjustments for title and environmental defects under certain circumstances. The effective date of the transaction is April 1, 2012, and the Company expects to close the acquisition in the third quarter of 2012.

The shares of Common Stock are to be issued to Sellers in a private placement pursuant to the exemptions from registration provided in Regulation D, Rule 506, under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the terms of the Purchase Agreement, the Company has agreed to file a Form S-3 shelf registration statement (the “S-3”) with the Securities and Exchange Commission registering the resale of the Common Stock by Sellers and their designees no later than 30 days from the date of closing, and to use commercially reasonable efforts to maintain the effectiveness of the S-3 for a period of up to two years.

The shares of Common Stock to be issued to the Sellers have not been registered under the Securities Act and may not be offered or sold absent registration or an applicable exemption from registration. The information contained in this Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the Common Stock in any state where such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALCÓN RESOURCES CORPORATION

June 5, 2012	By:	/s/ Mark J. Mize
	Name:	Mark J. Mize
	Title:	Executive Vice President, Chief Financial Officer and Treasurer